[FOR IMMEDIATE RELEASE]
Contacts:
FOR INVESTORS	FOR MEDIA
Brian Prenoveau, CFA Integrated Corporate Relations (203) 682-8200	Matt Zachowski Intermarket Communications (212) 888-6115 x228

NYFIX FILES 2005 FORM 10-K

ACHIEVES MAJOR MILESTONE TOWARDS BECOMING CURRENT WITH FILINGS

INCLUDES IMPACT OF RESTATEMENT ADJUSTMENTS FROM 1993 – 2004

UNAUDITED DIVISIONAL REVENUES FOR THE THREE MONTHS AND TWELVE MONTHS ENDED DECEMBER 31, 2006 REPORTED

New York, NY March 6, 2007: NYFIX, Inc. (Pink Sheets: NYFX), a trusted provider of innovative solutions that optimize trading efficiency, today announced the filing of its 2005 Form 10-K which includes audited results for 2005, as well as restated audited results for 2004 and 2003. The adjustments to historical results impacted the years 1993 through 2004. Audited results for the year ended December 31, 2005 included the following:

•	Revenues of $97.6 million, a 30% increase over revenues of $74.8 million for 2004 (as restated)
•	A 40% increase in net revenues for the FIX Division to $39.8 million, as compared to $28.4 million for 2004.
•	A 77% increase in net revenues for the Transaction Services Division to $26.3 million, as compared to net revenues of $14.9 million for 2004.
•	A 3% increase in net revenues for the OMS Division to $23 million, as compared to $22.4 million for 2004.
•	Gross profit of $44.6 million, a 36% increase over the gross profit of $32.7 million for 2004 (as restated)
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A narrowing of the net loss to $(6.4) million, or $(0.20) per share, compared to a net loss of $(14.4) million, or $(0.45) per share for 2004 (as restated). These net loss amounts included costs incurred for professional fees related to the SEC investigation, the financial restatements and related litigation and other regulatory inquiries of $3.1 million and $1.3 million for the years ended December 31, 2005 and 2004, respectively.

Accounting Restatements

NYFIX previously announced the completion of its internal review of historical stock-based compensation awards, as well as its overall accounting review. The review was conducted by current management, under the oversight of the Audit Committee and a special Subcommittee of the Audit Committee formed in connection with a restructuring of the Board of Directors and management that commenced in September 2005. The Company’s consolidated financial statements for the years ended December 31, 2004 and 2003 have also been re-audited by its independent registered public accounting firm engaged in November 2005.

As a result of management’s findings in connection with the internal reviews, the 2005 Form 10-K includes restated consolidated financial statements for fiscal years 1993 through 2004 and the first quarter of 2005 (the “2005 Restatement”). The impact of the items adjusted in the 2005 Restatement on previously reported results is as follows:

2005 Restatement	(Decrease) Increase in Reported Results
(in millions)	Total	2004	2003	2002 & Prior

Stock-based compensation (1993 - 2004)	$(38.4)	$(0.3)	$(3.0)	$(35.1)
Acquisitions and investments (2002 - 2004)	(5.5)	0.2	(2.9)	(2.8)
Revenue recognition (2001 - 2004)	(3.0)	(0.4)	0.1	(2.7)
Income taxes (1999 - 2004)	4.8	18.8	(4.7)	(9.3)

Total	$(42.1)	$18.3	$(10.5)	$(49.9)

Stock-Based Compensation: These errors were primarily associated with post-grant modifications of options, including extensions, accelerations, re-pricings and increases in shares, exercises of options and warrants using non-recourse notes and incorrect determinations of measurement dates and resulting determinations of intrinsic values of stock option awards. When combined with the $16.7 million non-cash stock-based compensation restatement adjustment recorded in the 2004 Form 10-K, the total amount of non-cash stock-based compensation recorded by the Company through 2004 is $55.1 million.

Acquisitions and Investments: These errors were associated with the incorrect application of the equity method of accounting for the initial investment in and eventual full acquisition of Renaissance Trading Technologies, LLC, an entity in which NYFIX absorbed all of the operating losses through loans and advances; the incorrect use of the equity method of accounting for the losses of EuroLink Network, Inc., an entity over which NYFIX had effective control; and the incorrect determination of purchase price, goodwill and other intangible assets related to the acquisitions of Renaissance, EuroLink and Javelin Technologies, Inc.

Revenue Recognition: These errors included the incorrect recording of $2.0 million of revenue and resulting pre-tax and post-tax results in 2001 related to transactions with an entity operated by substantially the same principals as EuroLink prior to the Company’s initial investment in EuroLink in 2002. The related $2.0 million receivable was paid by EuroLink out of proceeds from an initial investment made by the Company in EuroLink in 2002. The balance of these errors was associated with the timing of delivery of products and service periods by NYFIX Overseas, Inc. (a former subsidiary).

Income Taxes: These errors were associated with the need for a valuation allowance on the realizable value of net deferred tax assets as of December 31, 1999. From 1999 through the third quarter of 2004, NYFIX had not reserved for the value of net deferred tax assets. The decision to establish an allowance as of 1999 is based on historical pre-tax losses, including the impacts of the restatement adjustments noted above, and of non-recurring items, which in the aggregate do not support a conclusion, that at that time, the value of net deferred tax assets was more likely than not to be realized.

NYFIX refers investors to the 2005 Form 10-K for more information on the restatement adjustments and for detailed findings of the internal review by current management into the Company’s historical stock-based compensation awards.

Unaudited Divisional Revenues for the Three Months and Twelve Months Ended December 31, 2006

NYFIX cautions that the financial information noted below is unaudited and such amounts may differ from those to be included in quarterly and annual SEC filings. Revenues for 2006 and 2005 presented below exclude the operations of the OBMS Division which is being treated on a historical basis as a discontinued operation following the sale of NYFIX Overseas, Inc. in August 2006. Net revenues for the OBMS Division during 2005 were $8.5 million.

Unaudited Revenues for the Three Months Ended December 31, 2006

Revenues for the three months ended December 31, 2006 were $26.4 million, an increase of 13% over the $23.3 million of revenues for the same period in 2005 and a 5% increase over the $25.2 million of revenues for the three months ended September 30, 2006. Net revenues from the Company’s three operating divisions were as follows:

	Three Months Ended
	December 31,
(in millions)	2006	2005

FIX	$13.6	$11.0
OMS	4.4	5.3
Transaction Services	8.4	7.0

Total Revenues (unaudited)	$26.4	$23.3

Unaudited Revenues for the Twelve Months Ended December 31, 2006

Revenues for the twelve months ended December 31, 2006 were $98.4 million, an increase of 10% over the $89.1 million of revenues from continuing operations for the twelve months ended December 31, 2005. Net revenues from the Company’s three operating divisions were as follows:

	Twelve Months Ended
	December 31,
(in millions)	2006	2005

FIX	$48.6	$39.8
OMS	19.0	23.0
Transaction Services	30.8	26.3

Total Revenues (unaudited)	$98.4	$89.1

NYFIX expects 2007 net revenues for its OMS Division to be reduced by more than 40%. This decline in revenues is largely due to the impact of the discontinuation of certain exchange floor applications products. NYFIX also expects both its FIX and Transaction Services Divisions to experience continued revenue growth in 2007.

For the three months ended December 31, 2006, NYFIX incurred costs of $2.1 million related to the SEC investigation, the financial restatements and related litigation and other regulatory inquiries, bringing the total of such costs for the year ended December 31, 2006 to $11.7 million.

Cash, cash equivalents and short-term investments were $105.9 million at December 31, 2006 as compared to $20.6 million at December 31, 2005 (2005 amounts exclude cash and cash equivalents previously held by NYFIX Overseas).

NYFIX will host a conference call to discuss the information in this release and in the 2005 Form 10-K. Details will be provided in a subsequent press release.

About NYFIX, Inc.

A pioneer in electronic trading solutions, NYFIX continues to transform trading through innovation. The NYFIX Marketplace™ is a global community of trading counterparties utilizing innovative services that optimize the business of trading. NYFIX Millennium® provides the NYFIX Marketplace™ with new methods of accessing liquidity. NYFIX also provides value-added informational and analytical services and powerful tools for measuring execution quality. A trusted business partner to the buy-side and sell-side alike, NYFIX enables ultra low touch, low impact market access and end-to-end transaction processing. For more information, please visit www.nyfix.com.

This press release and any related discussions may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. This press release and any related discussions may include forward-looking statements about future Securities and Exchange Commission (“SEC”) filings, future restatements and related charges, future activities of new employees and the impact thereof on the Company, the impact of the Company’s ability to meet periodic filing deadlines, initiatives that may impact future business activities, and future disclosure practices. We have no duty to update these statements. Actual future events, circumstances, performance and trends could materially differ from those set forth in these statements due to various factors, including but not limited to: general economic conditions; the impact of the Company recording a sufficiently large impairment charge relating to its goodwill because the Company is not profitable; the effects of current, pending and future legislation; regulation and regulatory actions; the ability of the Company to achieve and maintain effective internal control over financial reporting in accordance with SEC rules promulgated under Section 404 of the Sarbanes-Oxley Act; the impact of accounting for stock-based compensation and ongoing regulatory investigations, including the possibility of new and significant information subsequently arising which could lead to different determinations and require different accounting treatment; actions and initiatives by both current and future competitors; the risks related to the ability of the Company to market and develop its products and services; the Company’s success in obtaining, retaining and selling additional products and services to clients; the pricing of products and services; stock market activity; the ability of NYFIX Clearing Corporation to clear trades due to maximum limits imposed by Depository Trust & Clearing Corporation and the need for intra-day funding commitments from third parties; the ability of the Company’s Transaction Services Division to maintain third-party assistance to access exchanges and other important trading venues; the ability of the Company to comply with the SEC’s net capital rule; the impact of the Company’s customers defaulting on their trading obligations; a decline in trading by the Company’s buy side clients; changes in technology; the availability of skilled technical associates; the ability of the Company to obtain necessary network equipment, technical support or other telecommunications services or being forced to pay higher prices for such equipment, support or services; and the impact of new acquisitions and divestitures; and other risks and uncertainties including those detailed in our SEC filings; as well as future decisions by us. There can be no assurance that the forward-looking statements will prove to be accurate and the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All trademarks, trade names, logos, and service marks referenced herein belong to NYFIX, Inc.